EXHIBIT 99.1

CONTACT:	ICR, Inc.
Allison Malkin
203-682-8225

MOVADO GROUP, INC. ANNOUNCES SECOND QUARTER RESULTS

~ Net Sales of $159.3 million ~

~ Operating Income of $3.0 million ~

~ EPS of $0.16 ~

~ Updates Fiscal Year 2025 Outlook ~

~ Board Declares Quarterly Dividend of $0.35 Per Share ~

Paramus, NJ – September 5, 2024 -- Movado Group, Inc. (NYSE: MOV) today announced second quarter and six-month results for the periods ended July 31, 2024.

Efraim Grinberg, Chairman and Chief Executive Officer, stated, “While increased marketing investment coupled with our initiatives to enhance retail performance drove improvement in our sales trend from the first quarter, second quarter sales and earnings were below our expectations due to the challenging consumer spending environment compounded by increased expenses to support future growth. Despite this, the quarter exhibited some bright spots that we expect to capitalize on during the second half of the year. The quarter saw our Movado brand sales increase by 1.4% with significant growth in the direct-to-consumer channel with Movado.com sales increasing by 21%, partially offset by a 5.5% decline in our wholesale channel. This reflected a strong response to the innovation across our product offerings, particularly the success of our Movado Bold Quest collection, which features a new shaped design inspired by a vintage Movado from the 1970’s. Opening at $595, Bold Quest fills more accessible price points that we had previously vacated.

We expect to build upon this positive momentum with the launch of a major marketing campaign in support of our Movado Icons initiative, as announced yesterday. This new advertising campaign features icons Julianne Moore, Jessica Alba, Ludacris, Tyrese Haliburton, and Christian McCaffrey, and showcases Ludacris’ iconic song, Stand Up. The campaign, which marks our largest campaign in Movado brand history, will reach millions of consumers this fall in multiple touchpoints such as print, social, outdoor, digital and television.

While we are excited by the initiatives that we have put in place, the consumer spending environment in the watch category continues to be difficult in many markets around the world and we believe this will have an impact on our second half results. As such, we have updated our outlook for the balance of the year.

As we begin to plan for next fiscal year, we are committed to reducing our operating expenses to improve profitability. At the same time, we expect the combination of our upcoming marketing initiatives, along with compelling innovation, to drive excitement for our brands and business.

We continue to be in a strong financial position, concluding the quarter with $198 million in cash and no debt, positioning us well to execute our strategic plans moving forward.”

Second Quarter Fiscal 2025 Highlights

•	Delivered net sales of $159.3 million versus $160.4 million in the second quarter of fiscal 2024;
•	Generated gross margin of 54.2% as compared to 55.7% in the prior year period;
•	Generated operating income of $3.0 million as compared to $9.6 million in the prior year period;
•	Achieved diluted earnings per share of $0.16 as compared to $0.36 in the prior year period; and
•	Ended the quarter with cash of $198.3 million and no debt.

Second Quarter Fiscal 2025 Results

•	Net sales decreased 0.7% (a 0.3% decline on a constant dollar basis) to $159.3 million compared to $160.4 million in the second quarter of fiscal 2024. The decrease in net sales reflected sales mix in Movado Company Stores and wholesale customers’ brick and mortar stores, partially offset by an increase in U.S. online retail. U.S. net sales decreased 0.3% as compared to the second quarter of last year. International net sales decreased 0.9% (a 0.3% decline on a constant dollar basis) as compared to the second quarter of last year.
•	Gross profit was $86.4 million, or 54.2% of net sales, compared to $89.3 million, or 55.7% of net sales, in the second quarter of fiscal 2024. The decrease in gross margin percentage was primarily the result of the unfavorable changes in channel and product mix.
•	Operating expenses were $83.3 million compared to $79.6 million in the second quarter of fiscal 2024. This increase was primarily due to higher marketing expenses, partially offset by lower performance-based compensation. As a percentage of sales, operating expenses increased to 52.3% of net sales from 49.7% in the prior year period, reflecting increased marketing spend to support strategic growth opportunities.
•	Operating income was $3.0 million compared to $9.6 million in the second quarter of fiscal 2024.
•	The Company recorded a tax provision of $0.9 million, or an effective tax rate of 19.5%, as compared to a tax provision of $2.9 million, or an effective tax rate of 26.1%, in the second quarter of fiscal 2024.
•	Net income was $3.7 million, or $0.16 per diluted share, compared to net income of $8.0 million, or $0.36 per diluted share, in the second quarter of fiscal 2024.

First Half Fiscal 2025 Results

•	Net sales for the first six months of fiscal 2025 decreased 3.1% to $296.0 million (a 3.1% decrease on a constant dollar basis) compared to $305.3 million in the first six months of fiscal 2024. The decrease in net sales reflected sales mix in wholesale customers’ brick and mortar stores and in Movado Company Stores, partially offset by an increase in U.S. online retail. U.S. net sales decreased 3.0% as compared to the first six months of last year. International net sales decreased 3.1% (a 3.1% decrease on a constant dollar basis) as compared to the first six months of last year.
•	Gross profit was $161.9 million, or 54.7% of net sales, compared to $171.3 million, or 56.1% of net sales in the first six months of fiscal 2024. The decrease in gross margin percentage was primarily the result of the unfavorable changes in channel and product mix and decreased leverage of higher fixed costs on lower sales, partially offset by reduced shipping costs.
•	Operating expenses were $155.5 million, as compared to $150.7 million in the first six months of fiscal 2024. This increase was primarily due to higher marketing and payroll-related costs, partially offset by lower performance-based compensation. As a percentage of sales, operating expenses increased to 52.5% of net sales from 49.4% in the prior year period.
•	Operating income was $6.3 million compared to operating income of $20.5 million in the first six months of fiscal 2024.
•	The Company recorded a tax provision of $3.2 million, or an effective tax rate of 31.9%, as compared to a provision of $5.4 million, or an effective tax rate of 23.7%, in the first six months of fiscal 2024.
•	Net income was $6.6 million, or $0.29 per diluted share, compared to net income of $17.2 million, or $0.76 per diluted share, in the first six months of last year.

Fiscal 2025 Outlook

The Company is revising its previously provided outlook to reflect second-quarter results and the expected continuing impact of a challenging environment.

For Fiscal Year 2025, the Company currently expects:

•	Net sales in a range of approximately $665.0 million to $675.0 million, as compared to its previous expectation of $700.0 million to $710.0 million; second half sales are expected to be flat to slightly positive as compared to last year;
•	Gross profit of approximately 54% of net sales, as compared to its previous expectation of 55%;
•	Operating income in a range of $23.0 million to $26.0 million, as compared to its previous expectation of $32.0 million to $35.0 million; this revised outlook contemplates approximately $20 million of incremental investments in brand-building initiatives as compared to last year;
•	An effective tax rate of approximately 25%, as compared to its previous expectation of 22%; and
•	Earnings of $0.90 to $1.00 per diluted share, as compared to its previous expectation of $1.20 to $1.30 per diluted share.

This outlook does not contemplate further deterioration due to the impact of economic uncertainty and assumes no further significant fluctuations from prevailing foreign currency exchange rates.

Quarterly Dividend and Share Repurchase Program

The Company also announced today that on September 5, 2024, the Board of Directors approved the payment on September 30, 2024, of a cash dividend in the amount of $0.35 for each share of the Company’s outstanding common stock and class A common stock held by shareholders of record as of the close of business on September 16, 2024.

During the first six months of fiscal 2025, the Company repurchased approximately 39,000 shares under its November 23, 2021, share repurchase program. As of July 31, 2024, the Company had $16.8 million remaining available under the share repurchase program.

Conference Call

The Company’s management will host a conference call and audio webcast to discuss its results today, September 5, 2024, at 9:00 a.m. Eastern Time. The conference call may be accessed by dialing (877) 407-0784. Additionally, a live webcast of the call can be accessed at www.movadogroup.com. The webcast will be archived on the Company’s website approximately one hour after the conclusion of the call. Additionally, a telephonic replay of the call will be available from 1:00 p.m. ET on September 5, 2024, until 11:59 p.m. ET on September 19, 2024, and can be accessed by dialing (844) 512-2921 and entering replay pin number 13748504.

Movado Group, Inc. designs, sources, and distributes MOVADO®, MVMT®, OLIVIA BURTON®, EBEL®, CONCORD®, CALVIN KLEIN®, COACH®, HUGO BOSS®, LACOSTE®, and TOMMY HILFIGER® watches, and, to a lesser extent, jewelry and other accessories, and operates Movado Company Stores in the United States and Canada.

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The Company has tried, whenever possible, to identify these forward-looking statements using words such as “expects,” “anticipates,” “believes,” “targets,” “goals,” “projects,” “intends,” “plans,” “seeks,” “estimates,” “may,” “will,” “should” and variations of such words and similar expressions. Similarly, statements in this press release that describe the Company's business strategy, outlook, objectives, plans, intentions or goals are also forward-looking statements. Accordingly, such forward-looking statements involve known and unknown risks, uncertainties and other factors that could cause the Company's actual results, performance or achievements and levels of future dividends to differ materially from those expressed in, or implied by, these statements. These risks and uncertainties may include, but are not limited to general economic and business conditions which may impact disposable income of consumers in the United States and the other significant markets (including Europe) where the Company’s products are sold, uncertainty regarding such economic and business conditions, including inflation, elevated interest rates, increased commodity prices and tightness in the labor market, trends in consumer debt levels and bad debt write-offs, general uncertainty related to geopolitical concerns, the impact of international hostilities, including the Russian invasion of Ukraine and war in the Middle East, on global markets, economies and consumer spending, on energy and shipping costs, and on the Company’s supply chain and suppliers, supply disruptions, delivery delays and increased shipping costs, defaults on or downgrades of sovereign debt and the impact of any of those events on consumer spending, evolving stakeholder expectations and emerging complex laws on environmental, social, and governance matters, changes in consumer preferences and popularity of particular designs, new product development and introduction, decrease in mall traffic and increase in e-commerce, the ability of the Company to successfully implement its business strategies, competitive products and pricing, including price increases to offset increased costs, the impact of “smart” watches and other wearable tech products on the traditional watch market, seasonality, availability of alternative sources of supply in the case of the loss of any significant supplier or any supplier’s inability to fulfill the Company’s orders, the loss of or curtailed sales to significant customers, the Company’s dependence on key employees and officers, the ability to successfully integrate the operations of acquired businesses without disruption to other business activities, the possible impairment of acquired intangible assets, risks associated with the Company’s minority investments in early-stage growth companies and venture capital funds that invest in such companies, the continuation of the Company’s major warehouse and distribution centers, the continuation of licensing arrangements with third parties, losses possible from pending or future litigation and administrative proceedings, the ability to secure and protect trademarks, patents and other intellectual property rights, the ability to lease new stores on suitable terms in desired markets and to complete construction on a timely basis, the ability of the Company to successfully manage its expenses on a continuing basis, information systems failure or breaches of network security, complex and quickly-evolving regulations regarding privacy and data protection, the continued availability to the Company of financing and credit on favorable terms, business disruptions, and general risks associated with doing business internationally, including, without limitation, import duties, tariffs (including retaliatory tariffs), quotas, political and economic stability, changes to existing laws or regulations, and impacts of currency exchange rate fluctuations and the success of hedging strategies related thereto, and the other factors discussed in the Company’s Annual Report on Form 10-K and other filings with the Securities and Exchange Commission. These statements reflect the Company's current beliefs and are based upon information currently available to it. Be advised that developments subsequent to this press release are likely to cause these statements to become outdated with the passage of time. The Company assumes no duty to update its forward-looking statements and this release shall not be construed to indicate the assumption by the Company of any duty to update its outlook in the future.

(Tables to follow)

MOVADO GROUP, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(Unaudited)

	Three Months Ended		Six Months Ended
	July 31,		July 31,

	2024	2023	2024	2023

Net sales	$159,313	$160,390	$295,982	$305,295

Cost of sales	72,948	71,104	134,104	134,006

Gross profit	86,365	89,286	161,878	171,289

Total operating expenses	83,335	79,638	155,537	150,742

Operating income	3,030	9,648	6,341	20,547

Non-operating income/(expense):
Other income, net	1,877	1,537	4,049	2,562
Interest expense	(110)	(113)	(228)	(226)

Income before income taxes	4,797	11,072	10,162	22,883

Provision for income taxes	936	2,885	3,238	5,419

Net income	3,861	8,187	6,924	17,464

Less: Net income attributable to noncontrolling interests	140	138	312	287

Net income attributable to Movado Group, Inc.	$3,721	$8,049	$6,612	$17,177

Diluted Income Per Share Information
Net income per share attributable to Movado Group, Inc.	$0.16	$0.36	$0.29	$0.76

Weighted diluted average shares outstanding	22,658	22,616	22,665	22,642

MOVADO GROUP, INC.

GAAP AND NON-GAAP MEASURES

(In thousands, except for percentage data)

(Unaudited)

	Three Months Ended
	July 31,		% Change

	2024	2023

Total net sales, as reported	$159,313	$160,390	-0.7%

Total net sales, constant dollar basis	$159,915	$160,390	-0.3%

	Six Months Ended
	July 31,		% Change

	2024	2023

Total net sales, as reported	$295,982	$305,295	-3.1%

Total net sales, constant dollar basis	$295,962	$305,295	-3.1%

MOVADO GROUP, INC.

CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

	July 31,	January 31,	July 31,
	2024	2024	2023
ASSETS

Cash and cash equivalents	$198,251	$262,059	$218,909
Trade receivables, net	109,784	104,472	95,821
Inventories	176,396	148,031	181,448
Other current assets	26,421	17,962	25,206
Income taxes receivable	13,088	11,354	12,988
Total current assets	523,940	543,878	534,372

Property, plant and equipment, net	20,315	19,436	19,740
Operating lease right-of-use assets	85,350	82,661	71,358
Deferred and non-current income taxes	42,685	43,016	45,004
Other intangibles, net	6,645	7,493	8,432
Other non-current assets	80,253	72,598	70,791
Total assets	$759,188	$769,082	$749,697

LIABILITIES AND EQUITY

Accounts payable	$36,769	$32,775	$28,435
Accrued liabilities	45,074	38,695	47,135
Accrued payroll and benefits	9,778	7,591	10,976
Current operating lease liabilities	18,352	15,696	17,069
Income taxes payable	8,962	18,318	18,078
Total current liabilities	118,935	113,075	121,693

Deferred and non-current income taxes payable	1,028	8,234	8,321
Non-current operating lease liabilities	76,314	76,396	63,565
Other non-current liabilities	56,336	52,420	52,220

Shareholders' equity	504,116	516,798	500,784

Noncontrolling interest	2,459	2,159	3,114
Total equity	506,575	518,957	503,898

Total liabilities and equity	$759,188	$769,082	$749,697

MOVADO GROUP, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Six Months Ended
	July 31,

	2024	2023
Cash flows from operating activities:
Net income	$6,924	$17,464
Depreciation and amortization	4,582	5,039
Other non-cash adjustments	4,690	5,427
Changes in working capital	(52,388)	(19,999)
Changes in non-current assets and liabilities	282	1,295
Net cash (used in)/provided by operating activities	(35,910)	9,226

Cash flows from investing activities:
Capital expenditures	(3,913)	(4,620)
Long-term investments	(4,310)	(1,407)
Trademarks and other intangibles	(82)	(54)
Net cash used in investing activities	(8,305)	(6,081)

Cash flows from financing activities:
Dividends paid	(15,547)	(37,650)
Stock repurchase	(1,086)	(433)
Stock awards and options exercised and other changes	(1,075)	(92)
Net cash used in financing activities	(17,708)	(38,175)

Effect of exchange rate changes on cash, cash equivalents, and restricted cash	(1,900)	3,131
Net change in cash, cash equivalents, and restricted cash	(63,823)	(31,899)
Cash, cash equivalents, and restricted cash at beginning of period	262,814	252,179

Cash, cash equivalents, and restricted cash at end of period	$198,991	$220,280

Reconciliation of cash, cash equivalents, and restricted cash:
Cash and cash equivalents	$198,251	$218,909
Restricted cash included in other non-current assets	740	1,371
Cash, cash equivalents, and restricted cash	$198,991	$220,280